Exhibit 4.3
Withdrawal Form
VERAMARK TECHNOLOGIES, INC.
2008 EMPLOYEE STOCK PURCHASE PLAN
NOTICE OF WITHDRAWAL OF FUNDS
     The undersigned participant in the Veramark Technologies, Inc. 2008 Employee Stock Purchase Plan hereby notifies the Company that he or she hereby withdraws the excess funds from the plan from the offering period just ending. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period. The undersigned understands that they are not withdrawing from the plan, and that they will continue to have payroll deductions until such time that they do withdraw from the plan.

Name and Address of Participant:

Signature:

Date:

RETURN COMPLETED FORM TO:	ACCOUNTING DEPARTMENT
ATTN: STOCK PURCHASE PLAN